Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-8 pertaining to the Varco International, Inc. Employee Stock Purchase Plan (As Amended and Restated Effective April 1, 2001) and to the incorporation by reference therein of our report dated February 2, 2004, with respect to the consolidated financial statements and schedules of Varco International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Ernst & Young LLP

Houston, Texas

July 16, 2004